Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.
(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 4, 2009—Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the second quarter ended June 30, 2009. For the second quarter of 2009, the Company reported revenues of $3.0 million and a net loss of $2.4 million. As of June 30, 2009, the Company’s cash and cash equivalents totaled $24.1 million.

“We are pleased to have made significant progress in advancing both of our clinical programs,” noted P. Kay Wagoner, Ph.D., CEO of Icagen. “With regard to our epilepsy and neuropathic pain program, we are very pleased to be able to proceed with the photosensitivity epilepsy study, now that the partial clinical hold for epilepsy has been removed by the FDA. We are also in the final stages of initiating a proof-of-mechanism study in pain with this study drug. Both of these studies are on track to start during the current quarter. In our asthma program with senicapoc, we successfully completed enrollment in both of our proof-of-concept trials, and expect to report the allergen challenge study results in the third quarter and the exercise-induced asthma study results in the fourth quarter of this year.”

Pipeline Update

Senicapoc for Asthma: The Company has completed enrollment in both of its proof-of-concept clinical trials to evaluate the safety and efficacy of senicapoc, a novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, in patients with various forms of asthma. Both trials are double-blind, placebo-controlled, parallel group studies.

The first trial, focused on patients with allergic asthma, is designed to assess the safety and efficacy of senicapoc on pulmonary function following exposure to an allergen. This study enrolled a total of 34 patients at two research centers in the United Kingdom. The primary endpoint is a comparison of active vs. placebo in late asthmatic response to allergen challenge measured by the change FEV1, the volume of air that can be forcibly exhaled in one second. The change for those patients receiving senicapoc will be compared to the change for those receiving placebo. Secondary endpoints include the early asthmatic response to allergen challenge, response to a methacholine challenge twenty-four hours after allergen challenge, cell and cytokine profiles from induced sputum, and fraction of exhaled nitric oxide. Results from this study are expected during the third quarter.

The second trial, focused on patients with exercise-induced asthma, is designed to assess the safety and efficacy of senicapoc on pulmonary function following exercise. This study enrolled a total of 69 patients at several research centers across the US. The primary endpoint is the change in FEV1 after exercise. The change for those patients receiving senicapoc will be compared to the change for those receiving placebo. Secondary endpoints include changes in pre-exercise pulmonary function, and asthma control assessed by a questionnaire. Results from this study are expected during the fourth quarter.

ICA-105665 for Epilepsy and Neuropathic Pain: As previously reported, the FDA recently lifted the partial clinical hold related to the development of ICA-105665, the Company’s novel orally available small molecule KCNQ potassium channel agonist, for the treatment of epilepsy. Accordingly, the Company is planning to initiate a Phase IIa proof-of-concept study in patients with photosensitive epilepsy. In addition, the Company is also planning to initiate a proof-of-concept pain study in healthy volunteers.

The photosensitive epilepsy study was designed with international experts including members of the Epilepsy Study Consortium and will be conducted at multiple clinical research centers in the U.S. Eligible subjects are those patients with demonstrated epileptiform activity by electroencephalogram (EEG) in response to photic stimulation (also called a “photoparoxysmal response to light”) and represent a small subset of all patients with epilepsy. In accordance with a standardized protocol, patients receive single doses of placebo or ICA-105665 followed by photic stimulation with EEG monitoring. The study measures the ability of ICA-105665 to reduce photic-induced EEG responses. A range of doses of ICA-105665 will be studied in successive cohorts, and the response observed in each cohort will determine the subsequent dose for the next cohort. The objective of the study is to determine a potential dose range to study in subsequent, more advanced clinical trials. Many currently available antiepileptic drugs show activity in photosensitivity studies, and for drugs in development the results are considered to be a proof of principal for potential antiepileptic activity. The study is anticipated to be completed by mid-2010 but interim results may be available earlier.

In addition, the Company continues preparations for a proof-of-concept pain study, which is also expected to be initiated during the third quarter. This study will be conducted at a single clinical research site in the United Kingdom. The pain trial involves the study of healthy volunteers exposed to mildly painful stimuli under controlled conditions. The study will employ a triple cross-over design comparing the ability of ICA-105665, ibuprofen and placebo to decrease the sensation of pain in response both to the injection of a small amount of capsaicin under the skin and to a simulated sunburn. Initial results from this study are expected by early 2010.

Research Programs: The Company’s collaboration with Pfizer continues to focus on the identification of novel compounds targeting specific sodium channels for the treatment of pain. The Company is in discussions with Pfizer concerning the terms of a potential extension of the research collaboration beyond its original two-year term, which will expire this month. The Company also has ongoing research efforts directed at several ion channel targets, including TRPA1 and calcium-release-activated calcium channels, for the treatment of central nervous system and inflammatory diseases. The Company has identified leading compound series in each of these programs. In addition, the Company continues to advance its research efforts on T-type calcium channels for the treatment of chronic pain.

Financial Results

Revenues for the second quarter of 2009 totaled $3.0 million, as compared to $3.2 million during the same period in 2008, a decrease of 6%. This decrease in revenues was due to lower reimbursement for research and development expenses as a result of a reduction in the corresponding expenses.

Operating expenses for the second quarter of 2009 were $5.3 million, as compared to $7.1 million for the same period in 2008, a decrease of 25%. This decrease in operating expenses was primarily due to decreased expenses related to the development of ICA-105665, reduced patent expenses and decreased equity compensation expense, partially offset by increased expenses related to the development of senicapoc.

Net loss for the second quarter of 2009 totaled $2.4 million, as compared to $3.7 million during the same period in 2008, a decrease of 36%. The decrease in net loss for the second quarter of 2009, as compared to the same period in 2008, was primarily due to reduced operating expenses as noted above.

Revenues for the first six months of 2009 totaled $6.0 million, as compared to $6.2 million during the same period in 2008, a decrease of 2%. This decrease in revenues was due to lower reimbursement for research and development expenses as a result of a reduction in the corresponding expenses.

Operating expenses for the first six months of 2009 were $11.9 million, as compared to $14.1 million for the same period in 2008, a decrease of 16%. This decrease in operating expenses was primarily due to decreased expenses related to the development of ICA-105665, reduced patent expenses and decreased equity compensation expense, partially offset by increased expenses related to the development of senicapoc.

Net loss for the first six months of 2009 totaled $6.0 million, as compared to $7.4 million during the same period in 2008, a decrease of 19%. The decrease in net loss for the first six months of 2009, as compared to the same period in 2008, was primarily due to reduced operating expenses as noted above.

As of June 30, 2009, the Company had cash and cash equivalents of $24.1 million. During July 2009, the Company implemented a number of cost savings measures, including a workforce reduction of approximately ten percent.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Conference call details:

Date:	Tuesday, August 4, 2009
Time:	10:00 a.m. ET
Dial-in (U.S. and Canada):	866-700-7173
Dial-in (International):	617-213-8838
Access code:	10732494
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. ET on August 4, 2009 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	38491962

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 7, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Collaborative research and development revenues:
Research and development fees	$2,944	$2,949	$5,887	$5,824
Reimbursed research and development costs	64	235	133	328

Total collaborative research and development revenues	3,008	3,184	6,020	6,152

Operating expenses:
Research and development	4,238	5,620	9,591	11,093
General and administrative	1,107	1,526	2,339	3,035

Total operating expenses	5,345	7,146	11,930	14,128

Loss from operations	(2,337)	(3,962)	(5,910)	(7,976)
Other (expense) income, net	(42)	249	(83)	618

Net loss	$(2,379)	$(3,713)	$(5,993)	$(7,358)

Net loss per share—basic and diluted	$(0.05)	$(0.08)	$(0.13)	$(0.16)

Weighted average common shares outstanding-basic and diluted	47,002,455	46,834,932	46,990,577	45,432,546

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$24,130	$34,215
Other current assets	1,536	582
Property and equipment, net	2,221	2,586
Technology licenses and related costs, net	354	392
Other long-term assets	131	105

Total assets	$28,372	$37,880

Liabilities and stockholders’ equity
Current liabilities	$4,405	$8,368
Deferred revenue, less current portion	—	56
Equipment debt financing, less current portion	721	971
Other non-current liabilities	357	373
Stockholders’ equity	22,889	28,112

Total liabilities and stockholders’ equity	$28,372	$37,880